                                                                   EXHIBIT 10.41

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Heska Corporation, a Delaware corporation with its principal office at 1613 Prospect Parkway, Fort Collins, Colorado 80525 ("Company") and CAROL VERSER ("Employee"), effective as of MAY 1, 2000.

                              W I T N E S S E T H:

Whereas Company desires to employ Employee to act as its VICE PRESIDENT, INTELLECTUAL PROPERTY AND BUSINESS DEVELOPMENT in an at-will capacity; and

Whereas Employee wishes to act as Company's VICE PRESIDENT, INTELLECTUAL PROPERTY AND BUSINESS DEVELOPMENT as an employee in an at-will capacity;

NOW, THEREFORE, in consideration of the mutual covenants and warranties contained herein, the parties agree as follows:

1. Employment. Company hereby employs Employee as its VICE PRESIDENT, INTELLECTUAL PROPERTY AND BUSINESS DEVELOPMENT, and Employee hereby accepts such employment.

2. Duties and Responsibilities. Employee shall serve as VICE PRESIDENT, INTELLECTUAL PROPERTY AND BUSINESS DEVELOPMENT of Company, with such duties and responsibilities as may be assigned to HER from time to time by HER superior officers (the "Senior Management") and/or the Board of Directors of Company, and with such on-going daily duties and responsibilities as are typically entailed in such position. The Senior Management and/or the Board of Directors shall be entitled to change such title, duties and responsibilities from time to time, in their discretion. Employee shall devote HER full time and energies to such duties.

3. Compensation. Company shall pay Employee, as compensation for services rendered under this Agreement, a "base salary" per year, the amount of which shall initially be $140,000, which may be increased from time-to-time by the Company in its discretion. If for any reason during any given year, Employee does not work an entire year, other than normal vacations as provided hereunder, the compensation will be prorated to compensate only for the actual time worked.

4. Expenses. Company shall reimburse Employee for HER reasonable out-of-pocket expenses incurred in connection with the business of Company, including travel away from the Company's facilities, upon presentation of appropriate written receipts and reports and subject to the customary practices and limitations of Company.

5. Employee Benefits. During the term of HER employment hereunder, Employee shall be entitled to receive the same benefits that the Board of Directors establishes generally for the officers and other employees of Company. These may include, from time to time, medical insurance, life insurance, paid vacation time and medical disability insurance.

6. Termination.

         (a) At-Will. This is an at-will employment agreement and does not bind either of the parties to any specific term or duration.

                  (i) Employee is free to terminate employment with Company at any time, for any reason, or for no reason, for cause or without cause, and without any prior notice.

                  (ii) Company is free to terminate the employment of Employee at any time, for any reason or for no reason, for cause or without cause, and without any prior notice.

         (b)      Termination "Without Cause" -- Separation Benefits.

                  (i) Upon "involuntary termination" of HER employment with Heska Corporation for other than a "change of control", as defined in Paragraph 6(c)(iii) below, Employee will be entitled to severance pay as provided in Paragraph 6(b)(ii) below, unless SHE is terminated for "cause", as defined in Paragraph 6(d)(ii) below. Employee's entitlement to any severance pay is dependent on HER execution of a complete release of claims against Company and its affiliates.

                  (ii) In the event that severance pay is due to Employee as a result of the "involuntary termination" of HER employment "without cause", Employee will be paid six months' "base salary" at the rate in effect immediately prior to the termination in six equal monthly installments (subject to all applicable taxes and other deductions), with the first such installment due 15 days after the date of such termination and with the following five installments due no later than monthly thereafter on Company's then regular payroll dates. The Company will also pay the employer contribution and administrative cost of the health insurance premiums for the medical and dental insurance coverage previously maintained by the Company for Employee and HER eligible dependents during this six month period or until Employee is provided or obtains medical and dental insurance coverage by another employer or entity, whichever first occurs.

         (c)      Change of Control -- Separation Benefits.

                  (i) Upon "involuntary termination" of HER employment due to a "change of control" of Heska Corporation, Employee will be entitled to severance pay as provided in Paragraph 6(c)(iv) below, unless SHE is terminated for "cause", as defined in Paragraph 6(d)(ii) below. Employee's entitlement to any severance pay is dependent on HER execution of a complete release of claims against Company and its affiliates.

                  (ii) For the purposes of this Employment Agreement, "change of control" is defined as the merger, acquisition or sale of Company or all or substantially all of its assets with, into, or to a previously unaffiliated third party entity, other than a merger in which the shareholders of Company prior to the merger, by reason of such shareholdings, own more than 50% of the outstanding shares of the company after the merger.

                  (iii) The parties agree that for the purposes of this Employment Agreement, an "involuntary termination" due to a "change of control" will be deemed to have occurred when Employee is no longer employed by the Company's successor following a "change of control" because the Employee's position is eliminated within nine (9) months of the "change of control" or when Employee's job responsibilities are materially and negatively changed within nine (9) months of the "change of control", and Employee elects to resign.

                  (iv) In the event that severance pay is due to Employee as a result of the "involuntary termination" of HER employment without "cause" due to a "change of control", Employee will be paid one (1) year's "base salary" at the rate in effect immediately prior to the termination in twelve equal monthly installments (subject to all applicable taxes and other deductions), with the first such installment due 15 days after the date of such termination and with the following eleven installments due no later than monthly thereafter on Company's then regular payroll dates. The Company will also pay the employer contribution and administrative cost of the health insurance premiums for the medical and dental insurance coverage previously maintained by the Company for Employee and HER eligible dependents during this one year period or until Employee is provided or obtains medical and dental insurance coverage by another employer or entity, whichever first occurs.

         (d)      Termination "For Cause"; Voluntary Resignation.

                  (i) If Company or its successor terminates Employee for "cause" or if Employee's employment terminates for any reason other than a termination by the Company "without cause" (as set forth in paragraph 6(b)) or due to a "change of control" (as set forth in Paragraph 6(c)), Employee will not be entitled to any severance pay and shall only receive pay and benefits which Employee earned as of the date of termination.

                  (ii) The parties agree that for the purposes of this Employment Agreement, a termination for "cause" will be deemed to have occurred when Company terminates Employee's employment because of the occurrence of any of the following events:

                           (A) Employee shall refuse to accept a change or modification of HER title, duties or responsibilities by senior management and/or the Board of Directors;

                           (B) Employee shall refuse to accept a reasonable transfer not arising from a change in control to a position with comparable responsibility and salary with any affiliated company that does not involve commuting more than fifty (50) miles each way from the Company headquarters in the Fort Collins, Colorado area;

                           (C) Employee shall die, be adjudicated to be mentally incompetent or become mentally or physically disabled to such an extent that Employee is unable to perform HER duties under this Employment Agreement for a period of ninety (90) consecutive days;

                           (D) Employee shall commit any breach of HER obligations under this Agreement;

                           (E) Employee shall commit any breach of any material fiduciary duty to Company;

                           (F) Employee shall be convicted of, or enter a plea of nolo contendere to, any crime involving moral turpitude or dishonesty, whether a felony or misdemeanor, or any crime which reflects so negatively on Company as to be detrimental to Company's image or interests;

                           (G) Employee shall commit insubordination or refusal to comply with any request of HER supervisor or the Board of Directors of Company relating to the scope or performance of Employee's duties;

                           (H) Employee shall possess any illegal drug on Company premises or Employee shall be under the influence of illegal drugs or abusing prescription drugs or alcohol while on Company business or on Company premises; or

                           (I) Employee shall conduct HERSELF in a manner that, in the good faith and reasonable determination of the Senior Management and/or the Board of Directors, demonstrates Employee's unfitness to serve.

7. Proprietary Information. Employee agrees that, if SHE has not already done so, SHE will promptly execute Company's standard employee proprietary information and assignment of inventions agreement.

8. Arbitration; Attorneys' Fees. If any dispute arises under this Agreement or by reason of any asserted breach of it, or from the Parties' employment relationship or any other relationship, the Company, at its sole discretion, may elect to have the dispute resolved through arbitration, so long as all of the arbitrator's fees and expenses are borne exclusively by the Company. The arbitration shall be conducted pursuant to the rules of the American Arbitration association, with the arbitrator being selected by mutual agreement of the parties. Regardless of whether the dispute is resolved through arbitration or litigation, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions, including costs incurred prior to commencement of arbitration or legal action, and all costs and expenses, including reasonable attorneys' fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions. For purposes of this section, "prevailing party" includes, without limitation, a party who agrees to dismiss a suit or proceeding upon the other's payment or performance of substantially the relief sought.

9. Notices. Any notice to be given to Company under the terms of this Agreement shall be addressed to Company at the address of its principal place of business. Any notice to be given to Employee shall be addressed to HER at HER home address last shown on the records of Company, or to such other address as Employee shall have given notice of hereunder.

10. Miscellaneous. This Agreement shall be governed by the laws of the State of Colorado as applied to contracts between residents of that state to be performed wholly within that state. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements. This Agreement may be modified only by a written document signed by both parties, except that the Company, in its discretion, may modify any policies, guidelines or other directives, none of which shall constitute a binding agreement or impose any contractual obligations. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year hereinabove written.


                                    HESKA CORPORATION

                                    By:      /s/ Robert B. Grieve
                                        ----------------------------------------

                                    Title: Chairman and Chief Executive Officer
                                           -------------------------------------

                                    EMPLOYEE

                                    Name: /s/ Carol Talkington Verser
                                          --------------------------------------
                                                    CAROL VERSER